Exhibit 10.1

January 29, 2009

To the Respective Holders of Cell Therapeutics, Inc. Series A, B, C and D Preferred Stock:

Cell Therapeutics, Inc. (“CTI”) solicits your cooperation in a proposed exchange transaction. If the exchange transaction is not successfully executed, CTI will probably be forced to seek bankruptcy protection. Given the state of CTI’s operations/cash position and the large amount of debt which stands ahead of the preferred stock, it is likely that bankruptcy would have a very unhappy result for the preferred stock.

In the aggregate, CTI’s outstanding preferred stock was purchased for approximately $8.0 million. We believe the current fair value of the preferred stock is a small fraction of its initial purchase price.

The preferred stock’s existing rights look good on paper but are highly unlikely to be realizable in practice. Working in cooperation with CTI and each other to effect the exchange transaction is the best hope for the preferred stockholders to realize a profit on their CTI investment, or at least to avoid loss.

Specifically, it is proposed that, by signing a copy of this letter where indicated below and returning it to CTI, you will agree to exchange all your existing preferred stock for the same number of shares of newly-created Series F Preferred Stock (“Series F”).

The Series F will not have many bells and whistles but will have a sharply reduced conversion price and therefore will have a significantly greater upside leverage potential than the existing preferred stock. We are attaching a draft copy of the proposed Series F charter document (and we urge you to read it to see all the provisions in complete detail), but a simplified summary of the key provisions would include:

1. Convertible at the holder’s option into common stock at $0.14 per share (a very significant decrease from the current preferred stock series’ conversion price), beginning on the later of April 1, 2009 or effectiveness of CTI’s authorized-common-shares increase; not convertible before that date. (Needless to say, all per-share figures in this letter shall be proportionally adjusted for any reverse stock split, etc. occurring after the date of this letter.) Because you would hold the new preferred stock and then its underlying common stock through Securities Act Section 3(a)(9) exchanges, the holding periods would tack back to your original purchase date; that means that (assuming you are not a CTI affiliate) the common stock would be freely tradeable in your hands under SEC Rule 144(b) [formerly Rule 144(k)] regardless of the status of CTI’s registration statements and prospectuses.

2. No automatic or voluntary redemption by the holder. No Triggering Events.

3. No dividends other than pro rata with dividends on common, if any.

4. CTI can call the Series F at its stated value any time (on 20 days’ notice) after December 31, 2009 or after the day the common stock has held a $0.28 market price for 10 consecutive trading days, whichever comes first. If the Series F conversion feature is in-the-money, this will enable time for conversion at the $0.14 conversion price.

5. The Series F votes, together with the Common class, on an as-if-converted-to-Common basis (even before April 1, 2009, when it is not technically convertible yet).

6. No special protective provisions other than as required by law, other than a prohibition on new series of preferred stock senior to the Series F.

Closing conditions applicable to the exchange transaction are:

1. To eliminate concerns that other current preferred stock holders could gain a relative advantage by not participating in this plan of reorganization, it is a closing condition to the swap that 100% in interest of all currently outstanding preferred stock shall have been committed via the respective holders’ signatures of counterparts of this letter agreement by no later than the close of business on Monday, February 2, 2009. (Provided, that CTI may in its discretion lower this percentage to as low as 82% in interest of the currently outstanding preferred stock.)

2. The NASDAQ Listing of Additional Shares office shall have confirmed to CTI, in response to CTI’s January 23, 2009 letter describing the exchange transaction (and any supplements to such letter), that the exchange transaction will not be integrated with the original preferred stock purchases (or with any other CTI transaction) so as to require CTI shareholders approval of the exchange transaction under NASDAQ Stock Market Rule 4350(i)(1).

The closing of the swap will, in fact, become effective one business day after CTI notifies the holders that the applicable percentage threshold condition and the NASDAQ condition have been satisfied.

Additional requirements applicable to the exchange transaction are:

1. Each participating holder, by signing below, agrees to from and after the closing of the swap vote for/consent to any CTI-proposed stock split, reverse stock split or share authorization increase with regard to CTI common stock, as long as the holder owns Series F or the underlying common.

2. Each participating holder, by signing below, represents and warrants that it is the record owner of such preferred stock and agrees to deliver its existing preferred stock share certificate(s) to CTI, free and clear of all liens, encumbrances and adverse claims, by no later than three business days after the closing of the swap. However, even if the holder breaches the agreement by failing to deliver these existing preferred stock share certificate(s), these existing preferred stock share certificate(s) shall be void and shall no longer represent CTI securities.

3. Each participating holder, by signing below, consents (as a member of its series, and looking to the attainment of a consent by the holders of at least 67% of the shares of such series) to all of the transactions contemplated by the exchange transaction as described in this letter (and to all effects of such transactions).

4. Each participating holder, by signing below, hereby agrees to and hereby does, effective upon the closing of the swap, release and discharge CTI and its affiliates and agents from any and all claims, liabilities and causes of action, in law, equity or otherwise, which arose from or were related to the holder’s CTI Series A, B, C and/or D Preferred Stock (expressly agreeing and understanding that such release applies also to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which arose from or were related to the holder’s CTI Series A, B, C and/or D Preferred Stock, and expressly waiving any and all rights and benefits conferred upon the holder by all relevant federal and state statutes and common law principles related to such application of such release).

In connection with the proposed exchange transaction, CTI makes the following representations and warranties to each respective holder:

(a) The offer and issuance of the Series F is and will be (and the offer and issuance of common stock upon conversion thereof is and will be) exempt from registration under the Securities Act of 1933, as amended, pursuant to the exemption provided by Section 3(a)(9) thereof. As a result of the foregoing, and assuming such holder is not and does not become an affiliate of CTI, the common stock issuable upon conversion of Series F shall be freely tradable by such holder.

(b) CTI has the requisite power and authority to enter into this letter agreement and, upon the time for the closing under this letter agreement and thereafter, CTI shall have the requisite power and authority to perform its obligations under this letter agreement and to issue the Series F (and, upon conversion, the shares of common stock issuable upon conversion of the Series F) in accordance with the terms hereof. The execution and delivery of this letter agreement by CTI, and the consummation by CTI of the transactions contemplated hereby, including, without limitation, the issuance of the Series F (and, upon conversion, the shares of common stock issuable upon conversion of the Series F), have been duly authorized by CTI’s board of directors, and (other than any filings as may be required by any federal and state securities agencies and the filing of Articles of Amendment to create the Series F and, after approval by CTI’s shareholders, to increase CTI’s authorized number of shares of common stock) no further filing, consent or authorization is required by CTI, its board of directors or its shareholders. This letter agreement has been duly executed and delivered by CTI, and constitutes the legal, valid and binding obligations of CTI, enforceable against CTI in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c) The Series F (and, upon conversion, the shares of common stock issuable upon conversion of the Series F), when issued pursuant to the terms hereof, will be validly issued, fully paid and nonassessable and free from all taxes, liens, charges and other encumbrances with respect to the issue thereof (other than the voting agreement described herein).

(d) CTI and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation or other organizational document or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to such holder as a result of the transactions contemplated by this letter agreement, including, without limitation, CTI’s issuance of the Series F.

For avoidance of misunderstanding: each holder agreeing to this proposal will be exchanging a security with the following rights for a new security which lacks such rights (and also lacks certain other rights of the existing preferred shares):

1. The holder’s right to optionally redeem for cash in February, April, July or December 2009.

2. The holder’s right to redeem for cash as a result of a past or future Triggering Event.

3. The holder’s right to seek, for redemption as a result of a Triggering Event, more than 100% of Stated Value.

4. Accrued dividends to date.

5. Future dividend accumulations.

6. Certain series-level protective provisions.

7. Registration rights.

8. Liquidated damages and interest.

9. Certain restrictions against issuer-initiated redemptions.

We believe you will conclude that, under all the circumstances, the proposed exchange transaction is nonetheless a superior deal for you — both to avoid an immediate loss and to preserve the potential for future upside if CTI survives and thrives. Although $0.14 per share is above CTI’s current market value, it is a significant reduction in conversion price from the current preferred stock’s conversion prices; this would provide upside potential leverage which is currently absent.

To accept this proposal, please sign below and return to CTI by emailing to each of jbianco@ctiseattle.com, ayamamoto@ctiseattle.com and htrubitt@sycr.com as soon as possible. (Please note the close-of-business February 2, 2009 hard deadline.) Due to the press of time and the number of holders, we will not be in a position to undertake individual negotiations. However, if you have any questions about the background or operation of the exchange transaction, please call Louis Bianco at (206) 272-4004 or our lawyer Hayden Trubitt at (858) 720-2166.

Very truly yours,

/s/ James A. Bianco, M.D.
James A. Bianco, M.D.
Chief Executive Officer

COUNTERPART SIGNATURE BLOCK FOR HOLDERS (RE CTI PREFERRED STOCK EXCHANGE TRANSACTION LETTER AGREEMENT)

We hereby irrevocably agree to participate fully in the preferred stock exchange transaction described in the above letter agreement, and we agree to and do make all of the agreements and covenants and give the release set forth above, all subject to the closing conditions expressly stated above.

Name of Holder:

By:

Title: